Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Appoints New Director

BALTIMORE (July 21, 2005) — MuniMae (the “Company”) (NYSE: MMA) announced today the appointment of Barbara B. Lucas as a director of the Company effective as of August 1, 2005.

Mark K. Joseph, Chairman of the Board of MuniMae, commented, “We are extremely pleased to have Barbara Lucas join MuniMae’s board. Her prior board experience and expertise in a wide variety of compliance and investor and media relations functions should have an immediate and lasting impact on our business. Ms. Lucas has held senior positions in dynamic international businesses for over 20 years and we are looking forward to the unique perspective that this will bring to our board.”

Ms. Lucas is Senior Vice President and Corporate Secretary of The Black & Decker Corporation (NYSE:DBK) and serves on the Corporation’s Management Committee. Her responsibilities include business media relations, board and shareholder affairs, worldwide subsidiary compliance and recordkeeping, corporate philanthropy, and community involvement.

During her tenure at Black & Decker, Mrs. Lucas has been selected as one of the “100 Women to Watch in Corporate America” by Business Month and as one of the “Top 100 Women in Maryland” by a leading local business publication.

She has served since 1996 as a director of Provident Bankshares (NASDAQ:PBKS), where she currently chairs the Compensation Committee. In addition, she has chaired the board for one of Maryland’s major health care systems (Greater Baltimore Medical Center — GBMC HealthCare, Inc.).

She also was a director of NYSE-listed Goulds Pumps, Inc. from 1992 to 1997, when the company was acquired by ITT Industries, and was a director of Jiffy Lube International, Inc. from 1984 to 1990.

About MuniMae

MuniMae and its subsidiaries provide debt and equity financing to developers of multifamily housing and other real estate investments. As of March 31, 2005, assets under management totaled $11.9 billion secured by 2,376 properties containing 249,276 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

Statements in this press release that are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Municipal Mortgage & Equity, LLC believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to originate new investments, the mix of business between tax-exempt and taxable activities, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in the Company’s SEC reports. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863